Exhibit 99.1

Milestone Scientific Announces CEO Transition, with Chairman Neal Goldman Serving as Interim CEO

Roseland, NJ, November 14, 2024 – Milestone Scientific Inc. (NYSE: MLSS), a leading developer of computerized drug delivery instruments that provide painless and precise injections, today announced that its Chief Executive Officer Arjan Haverhals will retire from his role as an officer of the company on December 31, 2024. Upon his retirement, Mr. Haverhals will continue to serve as a director on the Board and will provide consulting services to ensure continuity and support through the leadership transition.

Mr. Haverhals’ retirement, following a distinguished career of over 30 years in the medical device and pharmaceutical industries, reflects his desire to spend more time with his family and pursue other personal interests. His decision to step down was not the result of any disagreement with Milestone Scientific’s Board of Directors or management.

As part of the transition, Neal Goldman, Chairman of the Board, has been appointed as Interim CEO, effective upon Mr. Haverhals’ departure. The Board is in the process of retaining an independent executive search firm to identify a permanent CEO, who will be tasked with leading Milestone Scientific through its next phase of growth and accelerating the commercialization of the CompuFlo® Epidural System.

Mr. Goldman brings extensive financial and corporate governance expertise to his role as Chairman and Interim CEO. He joined the Milestone Scientific Board of Directors in 2019 and has served as Chairman since 2023. Mr. Goldman is the President and Founder of Goldman Capital Management, Inc., a family office since 2018, which was previously an investment advisory firm founded in 1985. He was First Vice President of Research at Shearson Lehman Hutton. He has also held senior positions as a money manager and research analyst with a variety of firms including Neuberger Berman, Moseley Hallgarten Estabrook and Weeden, Bruns Nordeman, and Russ and Company. Mr. Goldman serves as Chairman of Charles & Colvard, Ltd. (Nasdaq: CTHR) since 2016. He also serves on the board of Koil Energy Solutions Inc. (Nasdaq: KLNG). Prior to their acquisition, he served on the boards of Blyth Industries, IPASS Corporation and ImageWare Systems. Mr. Goldman is a Chartered Financial Analyst (CFA). He also served on numerous non-profit boards. Mr. Goldman received his B.A. degree in Economics from The City University of New York (City College).

“We are deeply grateful to Arjan for his tireless dedication and remarkable contributions to Milestone Scientific,” stated Neal Goldman, Chairman of Milestone Scientific. “Under his leadership, the company achieved substantial improvements in both financial and operational stability, laying a solid foundation for future growth. Arjan’s efforts were instrumental in securing the recent achievement of a granted Medicare Part B Physician payment rate with First Coast Service Options Inc. (FCSO) and Novitas Solutions, Inc. for the CompuFlo® Epidural System under the American Medical Association’s (AMA) technology-specific Category III CPT® code CPT0777T (real-time pressure-sensing epidural guidance system when used in conjunction with a primary ESI procedure). The favorable Medicare Price Assignment was granted across multiple Jurisdictional Medicare Administrative Contractors (JMAC) regions. As we look to the future, we are committed to finding a CEO with the skills and expertise to drive the full commercialization of CompuFlo, capitalizing on the robust framework Arjan has helped establish.”

Mr. Haverhals noted, “It has been an incredible honor to lead Milestone Scientific, and I am immensely proud of what we have accomplished together. I am optimistic about the company’s growth prospects, especially as the groundwork we’ve laid enables new opportunities for innovation and expansion. I look forward to continuing to contribute to Milestone’s success as a member of the Board, supporting the team as they advance the commercialization of the CompuFlo® Epidural System and build upon our shared vision.”

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS), a technology focused medical research and development company that patents, designs and develops innovative injection technologies and instruments for medical and dental applications. Milestone Scientific’s computer-controlled systems are designed to make injections precise, efficient and increase the overall patient comfort and safety. Their proprietary DPS Dynamic Pressure Sensing Technology® instruments is the platform to advance the development of next-generation devices, regulating flow rate and monitoring pressure from the tip of the needle, through platform extensions of subcutaneous drug delivery, including local anesthetic. To learn more, view the MLSS brand video or visit milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, expected revenues, timing of regulatory approvals and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions, future business decisions and regulatory developments, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2022. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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Email: mlss@crescendo-ir.com

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